UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 2)*

Under the Securities Exchange Act of 1934

NORANDA ALUMINUM HOLDING CORPORATION

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

65542W107

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 11,888,289 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 11,888,289 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,888,289 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 17.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Noranda Holdings, L.P.

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 10,951,711 shares of common stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 10,951,711 shares of common stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 15.9%

24	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Noranda Holdings LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA Guarantor – Co-Invest VI (B), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,951,711 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,951,711 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,951,711 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,840,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,840,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,840,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,840,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,840,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,840,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,840,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,840,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,840,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,840,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,840,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,840,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.2%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,969,211 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,969,211 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,969,211 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,969,211 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,969,211 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,969,211 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,969,211 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,969,211 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,969,211 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 15.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,962,500 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,962,500 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,962,500 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,962,500 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,962,500 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,962,500 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,962,500 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,962,500 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,962,500 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,962,500 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,962,500 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,962,500 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 33.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,980,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,980,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,980,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 33.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 65542W107

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 22,980,000 shares of common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 22,980,000 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,980,000 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 33.4%

12	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer Noranda Aluminum Holding Corporation
	(b)	Address of Issuer’s Principal Executive Offices 801 Crescent Centre Drive, Suite 600 Franklin, Tennessee 37067

Item 2.	(a)

Name of Person Filing
This statement is filed by (i) Apollo Investment Fund VI, L.P. (“AIF VI”), (ii) Noranda Holdings, L.P. (“Holdings LP”), (iii) Noranda Holdings LLC (“Holdings LLC”), (iv) Apollo Overseas Partners VI, L.P. (“Overseas VI”), (v) Apollo Overseas Partners (Delaware) VI, L.P. (“Overseas Delaware”), (vi) Apollo Overseas Partners (Delaware 892) VI, L.P. (“Overseas 892”), (vii) Apollo Overseas Partners (Germany) VI, L.P. (“Overseas Germany”), (viii) AAA Guarantor - Co-Invest VI (B), L.P. (“Co-Invest VI (B)”), (ix) AAA MIP Limited (“AAA MIP”), (x) Apollo Advisors VI, L.P. (“Advisors VI”), (xi) Apollo Capital Management VI, LLC (“ACM VI”), (xii) Apollo Principal Holdings I, L.P. (“Principal I”), (xiii) Apollo Principal Holdings I GP, LLC (“Principal I GP”), (xiv) Apollo Alternative Assets, L.P. (“Alternative Assets”), (xv) Apollo International Management, L.P. (“Intl Management”), (xvi) Apollo International Management GP, LLC (“International GP”), (xvii) Apollo Management VI, L.P. (“Management VI”), (xviii) AIF VI Management, LLC (“AIF VI LLC”), (xix) Apollo Management, L.P. (“Apollo Management”), (xx) Apollo Management GP, LLC (“Management GP”), (xxi) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  AIF VI and Holdings LP each hold shares of common stock of the Issuer, and Management VI and Alternative Assets each hold options to purchase shares of common stock of the Issuer.  Holdings LLC serves as the general partner of Holdings LP and as the fiduciary for Overseas Germany with respect to Overseas Germany’s investment in the Issuer.  The members of Holdings LLC are Overseas VI, Overseas Delaware, Overseas 892 and Co-Invest VI (B).  AAA MIP serves as the general partner of Co-Invest VI (B).  Advisors VI serves as the general partner or managing general partner of each of AIF VI, Overseas VI, Overseas Delaware, Overseas 892 and Overseas Germany.  ACM VI serves as the general partner of Advisors VI, Principal I serves as the sole member and manager of ACM VI and Principal I GP serves as the general partner of Principal I.  Alternative Assets provides management services to Co-Invest VI (B) and AAA MIP.  Intl Management serves as the managing general partner of Alternative Assets, and International GP serves as the general partner of Intl Management.  Management VI serves as the manager of AIF VI and Holdings LLC, and as the manager of each of Overseas Germany, Overseas VI, Overseas Delaware and Overseas 892.  AIF VI LLC serves as the general partner of Management VI.  Apollo Management serves as the sole member and manager of AIF VI LLC, and Management GP serves as the general partner of Apollo Management.  Management Holdings serves as the sole member and manager of International GP and of Management GP.  Management Holdings GP serves as the general partner of Management Holdings.  AIF VI, Holdings LP, Holdings LLC, Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, Co-Invest VI (B), AAA MIP, Advisors VI, ACM VI, Principal I, Principal I GP, Alternative Assets, Intl Management, International GP, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of AIF VI, Holdings LP, Holdings LLC, Overseas Delaware, Overseas 892, Advisors VI, ACM VI, Principal I, Principal I GP and Alternative Assets is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Overseas VI and Overseas Germany is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal office for Co-Invest VI (B) is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.  The principal office of AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.  The principal office of each of Intl Management, International GP, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
AIF VI, Holdings LP, Overseas Delaware, Overseas 892, Advisors VI, Principal I, Intl Management, Management VI, Apollo Management and Management Holdings are each Delaware limited partnerships.  Holdings LLC, ACM VI, Principal I GP, International GP, AIF VI LLC, Management GP and Management Holdings GP are each Delaware limited liability companies. Overseas VI, Overseas Germany and Alternative Assets are each exempted limited partnerships registered in the Cayman Islands.  Co-Invest VI (B) is a Marshall Islands limited partnership and AAA MIP is a limited company incorporated in Guernsey.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 65542W107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:
		AIF VI:	11,888,289 shares of Common Stock
		Holdings LP:	10,951,711 shares of Common Stock
		Holdings LLC:	10,951,711 shares of Common Stock
		Overseas VI:	10,951,711 shares of Common Stock
		Overseas Delaware :	10,951,711 shares of Common Stock
		Overseas 892:	10,951,711 shares of Common Stock
		Overseas Germany:	10,951,711 shares of Common Stock
		Co-Invest VI (B):	10,951,711 shares of Common Stock
		AAA MIP:	10,951,711 shares of Common Stock
		Advisors VI:	22,840,000 shares of Common Stock
		ACM VI:	22,840,000 shares of Common Stock
		Principal I:	22,840,000 shares of Common Stock
		Principal I GP:	22,840,000 shares of Common Stock
		Alternative Assets:	10,969,211 shares of Common Stock
		Intl Management:	10,969,211 shares of Common Stock
		International GP:	10,969,211 shares of Common Stock
		Management VI:	22,962,500 shares of Common Stock
		AIF VI LLC:	22,962,500 shares of Common Stock
		Apollo Management:	22,962,500 shares of Common Stock
		Management GP:	22,962,500 shares of Common Stock
		Management Holdings:	22,980,000 shares of Common Stock
		Management Holdings GP:	22,980,000 shares of Common Stock

The number of shares reported as beneficially owned by Alternative Assets, Intl Management, International GP, Management Holdings and Management Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below include 17,500 shares of common stock issuable upon the exercise of options to purchase such shares that were granted to Alternative Assets for its own benefit.  The number of shares reported as beneficially owned by Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below include 122,500 shares of Common Stock issuable upon the exercise of options to purchase such shares that were granted to Management VI for its own benefit.

AIF VI and Holdings LP each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and Management VI and Alternative Assets each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares issuable upon the exercise of options to purchase shares held by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Holdings LLC, Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, Co-Invest VI (B), AAA MIP, Advisors VI, ACM VI, Principal I, Principal I GP, Intl Management, International GP, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP, and the managers, as well as principal executive officers, of Management Holdings GP, disclaim beneficial ownership of all shares of the Common Stock of the Issuer included in this report, and this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	AIF VI:	17.3%
	Holdings LP:	15.9%
	Holdings LLC:	15.9%
	Overseas VI:	15.9%
	Overseas Delaware :	15.9%
	Overseas 892:	15.9%
	Overseas Germany:	15.9%
	Co-Invest VI (B):	15.9%
	AAA MIP:	15.9%
	Advisors VI:	33.2%
	ACM VI:	33.2%
	Principal I:	33.2%
	Principal I GP:	33.2%
	Alternative Assets:	15.9%
	Intl Management:	15.9%
	International GP:	15.9%
	Management VI:	33.3%
	AIF VI LLC:	33.3%
	Apollo Management:	33.3%
	Management GP:	33.3%
	Management Holdings:	33.4%
	Management Holdings GP:	33.4%

The percentage amounts are based on 68,867,409 shares of Common Stock outstanding as of October 16, 2014 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2014.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.

	(ii)	Shared power to vote or to direct the vote:
	AIF VI:	11,888,289 shares of Common Stock
	Holdings LP:	10,951,711 shares of Common Stock
	Holdings LLC:	10,951,711 shares of Common Stock
	Overseas VI:	10,951,711 shares of Common Stock
	Overseas Delaware :	10,951,711 shares of Common Stock
	Overseas 892:	10,951,711 shares of Common Stock
	Overseas Germany:	10,951,711 shares of Common Stock
	Co-Invest VI (B):	10,951,711 shares of Common Stock
	AAA MIP:	10,951,711 shares of Common Stock
	Advisors VI:	22,840,000 shares of Common Stock
	ACM VI:	22,840,000 shares of Common Stock
	Principal I:	22,840,000 shares of Common Stock
	Principal I GP:	22,840,000 shares of Common Stock
	Alternative Assets:	10,969,211 shares of Common Stock
	Intl Management:	10,969,211 shares of Common Stock
	International GP:	10,969,211 shares of Common Stock
	Management VI:	22,962,500 shares of Common Stock
	AIF VI LLC:	22,962,500 shares of Common Stock
	Apollo Management:	22,962,500 shares of Common Stock
	Management GP:	22,962,500 shares of Common Stock
	Management Holdings:	22,980,000 shares of Common Stock
	Management Holdings GP:	22,980,000 shares of Common Stock

	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.

	(iv)	Shared power to dispose or to direct the disposition of:
		AIF VI:	11,888,289 shares of Common Stock
		Holdings LP:	10,951,711 shares of Common Stock
		Holdings LLC:	10,951,711 shares of Common Stock
		Overseas VI:	10,951,711 shares of Common Stock
		Overseas Delaware :	10,951,711 shares of Common Stock
		Overseas 892:	10,951,711 shares of Common Stock
		Overseas Germany:	10,951,711 shares of Common Stock
		Co-Invest VI (B):	10,951,711 shares of Common Stock
		AAA MIP:	10,951,711 shares of Common Stock
		Advisors VI:	22,840,000 shares of Common Stock
		ACM VI:	22,840,000 shares of Common Stock
		Principal I:	22,840,000 shares of Common Stock
		Principal I GP:	22,840,000 shares of Common Stock
		Alternative Assets:	10,969,211 shares of Common Stock
		Intl Management:	10,969,211 shares of Common Stock
		International GP:	10,969,211 shares of Common Stock
		Management VI:	22,962,500 shares of Common Stock
		AIF VI LLC:	22,962,500 shares of Common Stock
		Apollo Management:	22,962,500 shares of Common Stock
		Management GP:	22,962,500 shares of Common Stock
		Management Holdings:	22,980,000 shares of Common Stock
		Management Holdings GP:	22,980,000 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015
APOLLO INVESTMENT FUND VI, L.P.

	By:	Apollo Advisors VI, L.P.
its general partner

		By:	Apollo Capital Management VI, LLC
its general partner:

			By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

NORANDA HOLDINGS, L.P.

	By:	Noranda Holdings LLC
its general partner

		By:	Apollo Management VI, L.P.
its manager

			By:		AIF VI Management, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

NORANDA HOLDINGS LLC

	By:	Apollo Management VI, L.P.
its manager

		By:	AIF VI Management, LLC
its general partner

			By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA GUARANTOR — CO-INVEST VI (B), L.P.

By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management
GP, LLC, its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

	By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:		Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President